UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a definitive consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of directors of Better Home & Finance Holding Company, a Delaware corporation.

On September 24, 2026, the Garg Group issued the following press release:

Garg Group Demands Better Home & Finance Correct Materially Misleading Statements About the Current Level of Support for the Removal of Five Sitting Board Members

Garg Group Has Presented the Company with Evidence that It Has Received Consents Representing More than 46% of Better’s Voting Power – Yet Better Refuses to Issue Corrective Disclosures

Urges Shareholders to Submit Their Consent on the GREEN CONSENT CARD to Support the Garg Group’s Proposals to Remove Directors Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon and Prabhu Narasimhan from the Board

New York, NY – September 24, 2026 – Vishal Garg, founder and former CEO of Better Home & Finance Corporation (“Better” or the “Company”) (Nasdaq: BETR) and a significant shareholder in the Company, has undertaken a consent solicitation to remove five sitting directors – interim CEO Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon and Prabhu Narasimhan – from the Company’s Board of Directors (the “Board”). Mr. Garg today issued the following statement:

I am alerting Better shareholders that they are being fed blatantly inaccurate information, in the latest example of the Board’s duplicity and interim CEO Daniel Lewis’ proclivity to telling untruths. Yesterday morning at approximately 8:30 a.m. Eastern Time, the Company issued a strident press release attempting to dispute the fact that we have received consents representing more than 46% of Better’s voting power – a fact that we had announced the previous day.1

At approximately 10:00 a.m. Eastern Time yesterday, our proxy solicitor met directly with Paula Tuffin, the Company's General Counsel, and presented evidence substantiating that we have indeed obtained consents representing more than 46% of the Company's voting power. Based on that meeting, the Board now has direct evidence contradicting the Company’s public statements, including its previous press release alleging that we had “failed to demonstrate almost any support from public shareholders.”2 These statements should require corrective disclosures from the Company. Yet Better continues to leave shareholders and the market with its own materially misleading account of the consent solicitation.

Despite our pointing out this fact pattern to the Company, it has yet to issue a correction to its spurious and misleading statements. Nor has it identified any specific consents being challenged or any details about voting calculations that it may wish to dispute.

1 The current voting support reported by the Garg Group represents a preliminary tabulation of consents received by the Garg Group and does not represent the consent solicitation final voting results. The reported current level of voting support does not represent final voting results that were verified by an independent inspector and may change at any time or by revocations prior to formally delivering the consents.

2 https://www.businesswire.com/news/home/20260918271749/en/Better-Home-Finance-Calls-on-Former-CEO-Vishal-Garg-to-End-His-Failed-Revenge-Campaign-After-He-Again-Extends-Deadline-for-Consent-Solicitation

We call on the Board to immediately take action to withdraw the Company’s false statements and make all appropriate corrective disclosures. If this does not happen, then the Board will only reinforce that it is not looking out for the best interests of all shareholders and is instead attempting to entrench itself as Better’s value declines precipitously.

It is time for Better to stop playing games and leveling specious allegations to distract shareholders from the real issues at hand. We remain focused on upgrading the Board with the incredibly well qualified and accomplished independent candidates we have identified – Bing Gordon, David Heidecorn and Steve Sarracino – whose addition as directors would catalyze Better’s return to value creation. I urge all shareholders who have not yet done so to sign, date and return their GREEN consent card today so that we can bring back accountability to Better and create long-term value.

Every shareholder’s consent is important. It is time for a better BETR – which is why the Garg Group urges all shareholders to sign, date and return the GREEN CONSENT CARD in favor of the Garg Group’s proposals to remove Board members Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon and Prabhu Narasimhan.

To learn more about why leading independent voices support this effort, including perspectives from corporate governance experts and proxy advisory firm Egan-Jones, and for information about the Garg Group's independent director candidates, visit: www.betrvote.com.

Important Note: The three director candidates identified in this press release have expressed their willingness to serve as Board members if the consent solicitation is successful, however no agreement has been reached with them. Further, the consent solicitation will not automatically result in their appointment to the Board. Rather, they would be nominated by Mr. Garg and their appointments would depend on obtaining approval from a majority of Board members at that time.

About Vishal Garg

Vishal Garg is the Founder, Board Member & former CEO of Better.com, the leading AI mortgage platform. Under Vishal's leadership, Better.com has provided over $110BN in home financing and provided over $35BN in cumulative coverage through Better Cover and Better Settlement Services, the insurance divisions of Better.com. Better.com has raised over $1.75BN in equity capital and is backed by SoftBank, L Catterton, Kleiner Perkins, Goldman Sachs, Ally Bank, American Express, Citi, IA Ventures and other investors.

Prior to founding Better.com, Vishal founded 1/0 Capital, an early-stage investment firm focused on investments in fintech, data science and consumer products companies. Notable seed stage investments include Paribus, Ramp, Juul, Trumid, Creditas, Climb Credit, Notable, Bland AI, Maxhome AI, among many others which cumulatively have created over $100 billion in market value over the last 10 years.

Vishal previously co-founded MyRichUncle.com, the first online student lender, which he started in 1999 with $30,000 at the age of 21 and built into the fourth largest publicly traded private student loan company in the US. Prior to MyRichUncle, Vishal was an investment banking analyst at Morgan Stanley & Co.

IMPORTANT INFORMATION

Vishal Garg, together with the other participants in his solicitation, has filed a definitive consent solicitation statement with the SEC in connection with the solicitation of written consents from Better stockholders. Stockholders are urged to read the definitive consent solicitation statement and other solicitation materials carefully because they contain important information. The definitive consent solicitation statement is available free of charge through the SEC. GREEN consent cards are being distributed directly to stockholders, including by UPS.

Media Contact:

info@onezerocapital.com

garggroup@longacresquare.com

Investor Contact:

Bruce Goldfarb / Chuck Garske

Okapi Partners LLC

(877) 629-6357

info@okapipartners.com